Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Organon & Co. of our report dated  February 28, 2025, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Organon & Co.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

June 13, 2025